As filed with the Securities and Exchange Commission on October 22, 2007
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMES NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Iowa	42-1039071
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 Fifth Street, Ames, Iowa	50010
(Address of principal executive office)	(Zip Code)

Ames National Corporation 401(k) Profit Sharing Plan
(Full title of the plan)

John P. Nelson 405 Fifth Street, Ames, Iowa 50010
(Name and address of agent for service)

(515) 232-6251
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1) (2)	Amount of registration fee
Common Stock, $2.00 Par Value	25,000 shares	$20.37	$509,250	$15.63

 (1)              This Registration Statement covers an indeterminate amount of additional securities which may be issued under the Ames National Corporation 401(k) Profit Sharing Plan (the “Plan”) pursuant to the share adjustment provisions of the Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)              Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on October 19, 2007, which was $20.37.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be delivered to participants in the Ames National Corporation 401(k) Profit Sharing Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                            Incorporation of Documents by Reference.

The following documents filed by Ames National Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed pursuant to Section 13(a) of the Exchange Act;

(b)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2006 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2007 and June 30, 2007, filed pursuant to Section 13(a) of the Exchange Act;

(d)	The Registrant’s Current Reports on Form 8-K filed on January 22, 2007, April 13, 2007, May 15, 2007, July 13, 2007 and October 12, 2007, pursuant to the Exchange Act; and

(e)
Amendment No. 1 to Registrant’s Registration Statement on Form 10 filed with the Commission on July 27, 2001.  Information relating to the Common Stock is set forth in Item 11 under the caption “Description of Company’s Securities to be Registered”.

All reports and other documents subsequently filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                            Description of Securities.

Not applicable.

Item 5.                            Interests of Named Experts and Counsel.

Not applicable.

Item 6.                            Indemnification of Directors and Officers.

The Iowa Business Corporation Act makes provision for the indemnification of directors and officers in terms sufficiently broad to indemnify such persons from liability (including reimbursements for expenses incurred) arising under the Securities Act.  Under the Registrant’s Restated Articles of Incorporation, directors and officers of the Registrant are subject to mandatory indemnification for liability (as such term is defined in Section 850(5) of the Iowa Business Corporation Act), except to the extent such liability arises in connection with:  (i) receipt of a financial benefit by a director or officer to which the director or officer is not entitled; (ii) an intentional infliction of harm on the Registrant or its shareholders; (iii) a violation of Section 833 of the Iowa Business Corporation Act (an impermissible distribution by the Registrant); or (iv) an intentional violation of criminal law.  The By-Laws of the Registrant also provide for indemnification of officers, directors, employees, or agents as permitted under the Iowa Business Corporation Act or as otherwise permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                            Exemption from Registration Claimed.

Not applicable.

Item 8.                            Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Consistent with the instruction to this Item 8, no opinion of counsel regarding the legality of securities is included as part of this Registration Statement, as all Common Stock of the Registrant to be issued in connection with the Plan will be purchased by the Plan’s agent in the open market and, consequently, none of such shares shall constitute original issuance securities.  The Plan has received a favorable determination letter from the Internal Revenue Service issued to the vendor of the prototype document establishing the Plan and the Plan hereby undertakes to receive such additional determination letters from the Internal Revenue Service with respect to any amendment to the Plan and to make any changes required by the Internal Revenue Service in order to qualify and continue the qualification of the Plan.

Item 9.                            Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on October 22, 2007.

AMES NATIONAL CORPORATION

By: /s/ Thomas H. Pohlman
Thomas H. Pohlman
President and Chief Executive Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas H. Pohlman and John P. Nelson, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement on Form S-8 and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and all documents required to be field with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Thomas H. Pohlman	October 22, 2007
Thomas H. Pohlman
President, Chief Executive Officer
and Director (Principal Executive Officer)

By: /s/ John P. Nelson	October 22, 2007
John P. Nelson
Vice President and Chief Financial
Officer (Principal Financial and Accounting Officer)

/s/ Betty A. Baudler Horras	October 22, 2007
Betty A Baudler Horras, Director

/s/ Charles D. Jons, MD	October 22, 2007
Charles D. Jons, MD, Director

/s/ Daniel L. Krieger	October 22, 2007
Daniel L. Krieger, Director

/s/ James R. Larson	October 22, 2007
James R. Larson, Director

/s/ Larry A. Raymon	October 22, 2007
Larry A. Raymon, Director

/s/ Marvin J. Walter	October 22, 2007
Marvin J. Walter, Director

The Plan.  Pursuant to the requirements of the Securities Act, First National Bank, Ames, Iowa in its capacity as Trustee of the Ames National Corporation 401(k) Profit Sharing Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ames, State of Iowa on October 22, 2007.

AMES NATIONAL CORPORATION 401(k) PROFIT SHARING PLAN

By: First National Bank, Ames, Iowa, Trustee

By: /s/ Steven J. McLaughlin
Name: Steven J. McLaughlin
Title: Senior Trust Officer

EXHIBIT INDEX
Exhibit Number	Exhibit

4.1	Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to Form 8-K filed June 16, 2005).

4.2	By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to Form 8-K filed June 16, 2005).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Independent Registered Public Accounting Firm.

24*	Power of Attorney (included as part of signature page of this Registration Statement).

99*	Ames National Corporation 401(k) Profit Sharing Plan.

*	Filed herewith